UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2017

WESTERN URANIUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Ontario, Canada	000-55626	98-1271843
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700-10 King Street East, Toronto, Ontario, Canada	M5C 1C3
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 564-2870

N/A
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On February 2, 2017, Western Uranium Corporation (the “Company”) announced that it intends to complete a shares for debt settlement transaction with certain creditors of the Company, providing for the settlement of approximately Cdn$107,576 of indebtedness through the issuance of an aggregate of 53,788 common shares of the Company (“Shares”) at a deemed issue price of Cdn$2.00 per Share.

The Company is relying on Rule 903 of Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of the Shares to those creditors located outside of the United States, based on the fact that the Shares were sold in offshore transactions, as defined in Regulation S. The Company has not engaged in any directed selling efforts in the United States in connection with the sale of the Shares, and none of the creditors was a U.S. person or acquired the securities for the account or benefit of any U.S. person. The Company is relying on the private placement exemption in Section 4(a)(2) of the Securities Act for the offer and sale of the Shares to one sophisticated U.S. creditor that has had access to information regarding the Company and has represented to the Company that it is acquiring the Shares for investment and not with a view to the resale or distribution of the Shares.

Item 8.01. Other Events.

On February 2, 2017, the Company issued a press release announcing a shares for debt settlement transaction with certain creditors. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 2, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2017	WESTERN URANIUM CORPORATION

	By:	/s/ Robert Klein
Robert Klein Chief Financial Officer

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